Forterra Announces Its Fourth Quarter and Full Year 2016 Results

Fourth Quarter 2016 Highlights

•	Net sales increased to $354.1 million

•	Gross margin expanded to 17.0%

•	Net loss increased to $48.7 million

•	Adjusted EBITDA[1] increased to $42.6 million

•	Adjusted EBITDA Margin[1] expanded to 12.0%
Full Year 2016 Highlights

•	Net sales increased to $1,364.0 million

•	Gross margin expanded to 20.6%

•	Net loss narrowed to $7.6 million

•	Adjusted EBITDA[1] increased to $218.0 million

•	Adjusted EBITDA Margin[1] expanded to 16.0%

Irving, TX - GLOBE NEWSWIRE - March 29, 2017 -- Forterra, Inc. (“Forterra” or “the Company”) (NASDAQ: FRTA), a leading manufacturer of water and drainage infrastructure pipe and products in the United States and Eastern Canada, today announced results for 2016 and the quarter ended December 31, 2016.

Forterra CEO Jeff Bradley commented, “We are pleased with the significant accomplishments we made in 2016 that laid the foundation for further growth and margin expansion. Accretive acquisitions expanded our geographic scope, increased our market share in key growth regions, enhanced the breadth of our product offerings, added an innovative and fast-growing stormwater treatment product line and enhanced our position as a market leader in water and drainage infrastructure pipe and products. The early results of our initiatives to drive margin expansion and lower costs are reflected in our results for the year.”

Bradley continued, “Forterra is better positioned today to benefit from a favorable outlook across all three of our end markets than any time in the past. Our focus in 2017 is to execute on multiple initiatives that we expect to drive top-line growth, expand our margins and lower our costs.”

1 Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. See the financial schedules at the end of this press release for how we define these measures, a discussion of why we believe they are useful and reconciliation thereof to the most directly comparable GAAP financial measures.
2 For purposes of evaluating segment profit, the Company’s chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

Fourth Quarter 2016 Results
Fourth quarter 2016 net sales increased by 80.4% to $354.1 million, compared to $196.3 million in the prior year quarter. The increase is attributable to the impact of acquisitions which increased net sales by $172.1 million. Drainage Pipe & Products net sales increased by 19.8% to $176.8 million, compared to $147.6 million in the prior year quarter, due to $31.4 million of net sales from acquisitions. Water Pipe & Products net sales tripled to $177.3 million, compared to $48.1 million in the prior year quarter, due to net sales from our acquisitions of $140.7 million.

Drainage Pipe & Products gross profit increased to $31.1 million from $21.4 million in the prior year quarter, increasing gross profit margin by approximately 310 basis points. Water Pipe & Products gross profit increased to $30.0 million from $4.8 million, increasing gross profit margin by 700 basis points.

Fourth quarter 2016 had a consolidated net loss of $48.7 million, compared to a net loss of $33.1 million in the prior year quarter. The increase in the net loss of $15.6 million is due to charges incurred in the fourth quarter related to our refinancing. Adjusted net loss1 improved by $18.8 million to $6.6 million compared to an adjusted net loss1 of $25.4 million in the prior year quarter, attributable to higher net sales and higher gross profit.

Adjusted EBITDA1 for the fourth quarter increased by $36.4 million to $42.6 million, compared to $6.2 million in the prior year quarter. The increase in adjusted EBITDA1 was attributable to higher net sales, an expansion in gross margin, and improved leverage on selling, general & administrative expenses, which improved by 120 basis points to 17.8% as a percent of net sales, compared to the prior year quarter. Gross margin improved by 450 basis points to 17.0% as a result of cost saving initiatives and the ongoing realization of synergies from acquisitions. Adjusted EBITDA margin1 improved to 12.0%, compared to 3.2% in the prior year quarter.

Drainage Pipe & Products EBITDA2 and adjusted EBITDA1 were $11.7 million and $29.6 million, respectively, compared to $16.2 million and $18.2 million in the prior year quarter, respectively. Water Pipe & Products EBITDA2 and adjusted EBITDA1 increased to $18.4 million and $24.9 million, respectively, compared to negative $0.6 million and positive $2.2 million, in the prior year quarter, respectively.

1 Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. See the financial schedules at the end of this press release for how we define these measures, a discussion of why we believe they are useful and reconciliation thereof to the most directly comparable GAAP financial measures.
2 For purposes of evaluating segment profit, the Company’s chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

Full Year 2016 Results
Net sales for the year increased to $1,364.0 million. The impact of acquisitions contributed $698.0 million to net sales. Drainage Pipe & Products net sales increased to $728.9 million due to $222.1 million of net sales from acquisitions. Water Pipe & Products net sales increased to $632.6 million due to net sales from our acquisitions of $475.9 million.

Drainage Pipe & Products gross profit increased to $162.4 million increasing gross profit margin to 22.3%. Water Pipe & Products gross profit increased to $120.6 million, increasing gross profit margin to 19.1%.

Reported net loss for the year decreased to $7.6 million. The decline in net loss was primarily attributed to higher income from operations. Adjusted net income1 increased to $47.1 million, again mainly attributable to higher net sales.

Adjusted EBITDA1 for the year increased to $218.0 million. The increase in adjusted EBITDA1 was attributable to higher net sales, expanded gross margins, and improved leverage on selling, general & administrative expenses. Gross margin improved to 20.6% as a result of cost saving initiatives and the ongoing realization of synergies from acquisitions. Adjusted EBITDA margin1 improved to 16.0%.

Drainage Pipe & Products EBITDA2 and adjusted EBITDA1 increased to $138.3 million and to $158.7 million, respectively. Water Pipe & Products EBITDA2 and adjusted EBITDA1 increased to $98.6 million and $114.0 million, respectively.

Recent Developments
On February 3, 2017, the Company acquired the business of Royal Enterprises America, which manufactures concrete drainage pipe, precast concrete products, stormwater treatment products and erosion control products serving the greater Minneapolis market. The aggregate purchase price was $35.5 million, subject to customary working capital adjustments.

Balance Sheet and Liquidity
At December 31, 2016, the Company had cash of $40.0 million and borrowings under its credit agreements of $1,146.4 million. Availability under the Company’s asset based revolving credit facility as of December 31, 2016 was $189.4 million.

1 Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. See the financial schedules at the end of this press release for how we define these measures, a discussion of why we believe they are useful and reconciliation thereof to the most directly comparable GAAP financial measures.
2 For purposes of evaluating segment profit, the Company’s chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

Conference Call and Webcast Information
Forterra will host a conference call to review fourth quarter and full-year 2016 results on March 30, 2017 at 10:00 a.m. Eastern Time (9:00 a.m. Central). The dial-in number for the call is 574-990-1396 or toll free 844-498-0572. The participant passcode is 73275400. Please dial in at least five minutes prior to the call to register. The call may also be accessed via a webcast available on the Investors section of the Company’s website at http://forterrabp.com. A replay of the conference call and archive of the webcast will be available after the call for 30 days under the Investor section of the Company's website.

Information Regarding 2017 Annual Meeting of Stockholders
The Company will hold its annual meeting of stockholders on June 19, 2017 at its offices located at 511 E. John Carpenter Freeway, Suite 600, Irving, Texas at 10:00 a.m. Central time.

Stockholders of record as of the close of business on April 20, 2017 are entitled to notice of, and to vote at, the annual meeting either in person or by proxy. Information about the meeting and the various matters on which stockholders will vote will be included in the Company’s definitive proxy materials to be filed with the Securities and Exchange Commission.

About Forterra
Forterra is a leading manufacturer of water and drainage pipe and products in the U.S. and Eastern Canada for a variety of water-related infrastructure applications, including water transmission, distribution, and drainage. Based in Irving, Texas, Forterra’s product breadth and significant scale help make it a one- stop shop for water related pipe and products, and a preferred supplier to a wide variety of customers, including contractors, distributors and municipalities. For more information on Forterra, visit http:// forterrabp.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.

1 Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. See the financial schedules at the end of this press release for how we define these measures, a discussion of why we believe they are useful and reconciliation thereof to the most directly comparable GAAP financial measures.
2 For purposes of evaluating segment profit, the Company’s chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

Forward- looking statements are based on historical information available at the time the statements are made and are based on management's reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company's control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

1 Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. See the financial schedules at the end of this press release for how we define these measures, a discussion of why we believe they are useful and reconciliation thereof to the most directly comparable GAAP financial measures.
2 For purposes of evaluating segment profit, the Company’s chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

Consolidated / Combined Statements of Operations
(in thousands, except share data and per share data)

	Successor				Predecessor
	Quarter ended	Quarter ended	Year ended	For the period from	For the period from
	December 31,		December 31,	March 14 to December 31,	January 1 to March 13,
	2016	2015	2016	2015	2015
	unaudited	unaudited
Net sales	$354,109	$196,342	$1,363,962	$604,275	$112,698
Cost of goods sold	293,754	171,780	1,083,508	513,723	98,339
Gross profit	60,355	24,562	280,454	90,552	14,359
Selling, general & administrative expenses	(63,027)	(37,366)	(216,099)	(121,554)	(17,106)
Impairment and exit charges	(1,640)	(85)	(2,218)	(1,026)	(542)
Earnings from equity method investee	2,933	1,711	11,947	8,429	67
Gain (loss) on sale of PP&E	(20,945)	(240)	(21,274)	(624)	122
Other operating income	4,693	(142)	10,303	1,716	696
	(77,986)	(36,122)	(217,341)	(113,059)	(16,763)
Income (loss) from operations	(17,631)	(11,560)	63,113	(22,507)	(2,404)

Other income (expenses)
Interest expense	(51,163)	(17,280)	(125,048)	(45,953)	(82)
Other income (expense), net	546	(186)	(847)	(326)	(28)
Income (loss) before income taxes	(68,248)	(29,026)	(62,782)	(68,786)	(2,514)
Income tax (expense) benefit	23,106	(1,342)	51,692	(5,392)	742
Income (loss) from continuing operations	(45,142)	(30,368)	(11,090)	(74,178)	(1,772)

Discontinued operations, net of tax	$(3,585)	$(2,734)	$3,484	$(8,608)	$(3,984)

Net income (loss)	$(48,727)	$(33,102)	$(7,606)	$(82,786)	$(5,756)

Additional Statistics (unaudited)

Reconciliation of Non-GAAP Measures

In addition to our results calculated under generally accepted accounting principles in the United States ("GAAP"), in this earnings release we also present adjusted net income, adjusted EBITDA and adjusted EBITDA margin. Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures and have been presented in this earnings release as supplemental measures of financial performance that are not required by, or presented in accordance with GAAP. We calculate adjusted net income as net income (loss) after adjusting for impairment and restructuring charges, (gains)/losses on the sale of property, plant and equipment and certain other income and expenses, such as transaction costs, carve-out costs related to our separation from HeidelbergCement and costs associated with disposed sites and including normalized income tax expense for the adjustments to net income (loss). We calculate adjusted EBITDA as net income (loss) before interest expense, income tax benefit (expense), depreciation and amortization and before impairment and restructuring charges, (gains)/losses on the sale of property, plant and equipment and certain other income and expenses, such as transaction costs, carve-out costs related to our separation from HeidelbergCement and costs associated with disposed sites. Adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales.

Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are presented in this earnings release because they are important metrics used by management as one of the means by which it assesses our financial performance. Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use adjusted net income, adjusted EBITDA and adjusted EBITDA margin as supplements to GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to allocate resources and to compare our performance relative to our peers. Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are also important measures for assessing our operating results and evaluating each operating segment’s performance on a consistent basis, by excluding the impacts of depreciation, amortization, income tax expense, interest expense and other items not indicative of ongoing operating performance. Additionally, these measures, when used in conjunction with related GAAP financial measures, provide investors with additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations.

Adjusted net income, adjusted EBITDA and adjusted EBITDA margin have certain limitations. Adjusted net income and adjusted EBITDA should not be considered as alternatives to consolidated net income,

and in the case of our segment results, adjusted EBITDA should not be considered an alternative to EBITDA, which the CODM reviews for purposes of evaluating segment profit, or in the case of any of the non-GAAP measures, as a substitute for any other measure of financial performance calculated in accordance with GAAP. Similarly, adjusted EBITDA margin should not be considered as an alternative to gross margin or any other margin calculated in accordance with GAAP. These measures also should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items for which these non-GAAP measures make adjustments. Additionally, adjusted net income, adjusted EBITDA and adjusted EBITDA margin are not intended to be liquidity measures because of certain limitations such as: (i) they do not reflect our cash outlays for capital expenditures or future contractual commitments; (ii) they do not reflect changes in, or cash requirements for, working capital; (iii) they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness; (iv) they do not reflect income tax expense or the tax necessary to pay income taxes; and (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these non-GAAP measures do not reflect cash requirements for such replacements.

Other companies, including other companies in our industry, may not use such measures or may calculate one or more of the measures differently than as presented in this earnings release, limiting their usefulness as a comparative measure. In evaluating adjusted net income, adjusted EBITDA and adjusted EBITDA margin, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments made in the calculations below and the presentation of adjusted net income, adjusted EBITDA and adjusted EBITDA margin should not be construed to mean that our future results will be unaffected by such adjustments. Management compensates for these limitations by using adjusted net income, adjusted EBITDA and adjusted EBITDA margin as supplemental financial metrics and in conjunction with results prepared in accordance with GAAP.

Reconciliation of net income (loss) to adjusted net income (loss)
(in thousands)

	For the three months ended December 31,
	2016	2015
	unaudited	unaudited
Net income (loss)	$(48,727)	$(33,102)
Net (earnings) loss from discontinued operations, net	3,585	2,734
(Gain) loss on sale of property, plant & equipment, net[1]	20,945	240
Impairment and restructuring[2]	1,640	85
Transaction costs[3]	5,993	6,004
Inventory step-up impacting margin[4]	2,563	2,035
Costs associated with disposed sites[5]	—	1,161
Cost of refinancing[6]	30,119	—
Other (gains) expenses[7]	(12)	(1,671)
Tax impact of net income adjustments[8]	(22,662)	(2,906)
Adjusted net income (loss)	$(6,556)	$(25,420)

	Successor		Predecessor
	Year ended December 31,	For the period March 14 - December 31,	For the period January 1 - March 13,
	2016	2015	2015
Net income (loss)	$(7,606)	$(82,786)	$(5,756)
Net (earnings) loss from discontinued operations, net	(3,484)	8,608	3,984
(Gain) loss on sale of property, plant & equipment, net[1]	21,274	624	(122)
Impairment and restructuring[2]	2,218	1,026	542
Transaction costs[3]	25,221	24,589	2,079
Inventory step-up impacting margin[4]	15,078	23,240	—
Costs associated with disposed sites[5]	234	2,632	299
Cost of refinancing[6]	30,119	—	—
Other (gains) expenses[7]	(1,841)	(1,671)	—
Tax impact of net income adjustments[8]	(34,152)	(18,663)	(1,035)
Adjusted net income (loss)	$47,061	$(42,401)	$(9)

[1]	(Gain) loss on sale of property, plant and equipment, primarily related to the disposition of manufacturing facilities.

[2]
Impairment of intangible assets and the following charges related to plant closures: (I) impairment charges in respect of abandoned fixed assets that had remaining book value and (ii) restructuring charges in respect of severance and lease and other contract termination costs.

[3]	Legal, valuation, accounting, advisory and other costs related to business combinations.

[4]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[5]
Results of operations of our disposed roof tile business and other disposed sites for the periods presented, net of specific items for which adjustments are separately made elsewhere in the calculation of adjusted net income (loss) presented herein.

[6]	Incremental interest costs incurred to exit the Junior Term Loan, inclusive of a prepayment penalty and the write-off of deferred debt issuance costs and issue discounts upon extinguishment.

[7]	Other (gains) losses, such as gain on insurance proceeds related to the destruction of property.

[8]	Assumes a normalized tax rate of 37% applied to the adjustments to net income.

Reconciliation of net income (loss) to adjusted EBITDA
(in thousands)

	Successor				Predecessor
	Three month ended December 31,		Year ended December 31,	For the period from March 14 to December 31,	For the period from January 1 to March 13,
	2016	2015	2016	2015	2015
	unaudited	unaudited
Net income (loss)	$(48,727)	$(33,102)	$(7,606)	$(82,786)	$(5,756)
(Earnings) loss from discontinued operations, net	3,585	2,734	(3,484)	8,608	3,984
Interest expense	51,163	17,280	125,048	45,953	82
Depreciation and amortization	28,585	10,113	93,503	25,248	4,389
Income tax expense (benefit)	(23,106)	1,342	(51,692)	5,392	(742)
EBITDA	11,500	(1,633)	155,769	2,415	1,957
(Gain) loss on sale of property, plant & equipment, net[1]	20,945	240	21,274	624	(122)
Impairment and restructuring[2]	1,640	85	2,218	1,026	542
Transaction costs[3]	5,993	6,004	25,221	24,589	2,079
Inventory step-up impacting margin[4]	2,563	2,035	15,078	23,240	—
Costs associated with disposed sites[5]	—	1,161	234	2,632	299
Other (gains) expenses[6]	(12)	(1,671)	(1,841)	(1,671)	—
Adjusted EBITDA	$42,629	$6,221	$217,953	$52,855	$4,755
Adjusted EBITDA margin	12.0%	3.2%	16.0%	8.7%	4.2%
Gross profit	60,355	24,562	280,454	90,552	14,359
Gross profit margin	17.0%	12.5%	20.6%	15.0%	12.7%

[1]	(Gain) loss on sale of property, plant and equipment, primarily related to the disposition of manufacturing facilities.

[2]
Impairment of intangible assets and the following charges related to plant closures: (I) impairment charges in respect of abandoned fixed assets that had remaining book value and (ii) restructuring charges in respect of severance and lease and other contract termination costs.

[3]	Legal, valuation, accounting, advisory and other costs related to business combinations.

[4]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[5]
Results of operations of our disposed roof tile business and other disposed sites for the periods presented, net of specific items for which adjustments are separately made elsewhere in the calculation of adjusted EBITDA presented herein.

[6]	Other (gains) losses, such as gain on insurance proceeds related to the destruction of property.

Reconciliation of segment EBITDA to segment adjusted EBITDA
(in thousands)

For the three months ended December 31, 2016:	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA	$11,738	$18,390	$(18,628)	$11,500

(Gain) loss on sale of property, plant & equipment, net[1]	15,300	5,645	—	20,945
Impairment and restructuring[2]	(18)	1,617	41	1,640
Transaction costs[3]	—	(176)	6,169	5,993
Inventory step-up impacting margin[4]	2,563	—	—	2,563
Costs associated with disposed sites[5]	—	—	—	—
Other (gains) expenses[6]	—	(587)	575	(12)
Adjusted EBITDA	$29,583	$24,889	$(11,843)	$42,629

For the three months ended December 31, 2015:	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA	$16,236	$(585)	$(17,284)	$(1,633)

(Gain) loss on sale of property, plant & equipment, net[1]	219	21	—	240
Impairment and restructuring[2]	(1,161)	844	402	85
Transaction costs[3]	2,000	1,939	2,065	6,004
Inventory step-up impacting margin[4]	2,067	11	(43)	2,035
Costs associated with disposed sites[5]	464	—	697	1,161
Other (gains) expenses[6]	(1,671)	—	—	(1,671)
Adjusted EBITDA	$18,154	$2,230	$(14,163)	$6,221

For the year ended December 31, 2016:	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA	$138,274	$98,641	$(81,146)	$155,769

(Gain) loss on sale of property, plant & equipment, net[1]	15,547	5,727	—	21,274
Impairment and restructuring[2]	227	1,945	46	2,218
Transaction costs[3]	—	359	24,862	25,221
Inventory step-up impacting margin[4]	4,441	10,637	—	15,078
Costs associated with disposed sites[5]	234	—	—	234
Other (gains) expenses[6]	—	(3,263)	1,422	(1,841)
Adjusted EBITDA	$158,723	$114,046	$(54,816)	$217,953

For the period March 14 - December 31, 2015:	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA	$65,003	$14,768	$(77,356)	$2,415

(Gain) loss on sale of property, plant & equipment, net[1]	454	20	150	624
Impairment and restructuring[2]	249	916	(139)	1,026
Transaction costs[3]	3,720	3,484	17,385	24,589
Inventory step-up impacting margin[4]	17,374	5,909	(43)	23,240
Costs associated with disposed sites[5]	558	—	2,074	2,632
Other (gains) expenses[6]	(1,671)	—	—	(1,671)
Adjusted EBITDA	$85,687	$25,097	$(57,929)	$52,855

For the period January 1 - March 13, 2015	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA	$12,070	$(2,162)	$(7,951)	$1,957

(Gain) loss on sale of property, plant & equipment, net[1]	27	—	(149)	(122)
Impairment and restructuring[2]	331	72	139	542
Transaction costs[3]	—	—	2,079	2,079
Inventory step-up impacting margin[4]	—	—	—	—
Costs associated with disposed sites[5]	221	—	78	299
Other (gains) expenses[6]	—	—	—	—
Adjusted EBITDA	$12,649	$(2,090)	$(5,804)	$4,755

[1]	(Gain) loss on sale of property, plant and equipment, primarily related to the disposition of manufacturing facilities.

[2]
Impairment of intangible assets and the following charges related to plant closures: (I) impairment charges in respect of abandoned fixed assets that had remaining book value and (ii) restructuring charges in respect of severance and lease and other contract termination costs.

[3]	Legal, valuation, accounting, advisory and other costs related to business combinations.

[4]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[5]
Results of operations of our disposed roof tile business and other disposed sites for the periods presented, net of specific items for which adjustments are separately made elsewhere in the calculation of adjusted EBITDA presented herein.

[6]	Other (gains) losses, such as gain on insurance proceeds related to the destruction of property.

Source: Forterra, Inc. Company Contact Information:
Matt Brown
Executive Vice President and Chief Financial Officer
469-299-9113
IR@forterrabp.com